Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 8, 2025 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal 2025 second quarter ended March 31, 2025.

Revenue for the second quarter totaled $611.7 million, a 9% decrease compared to $672.9 million in the prior year quarter.

Net income totaled $56.8 million, or $1.21 per share, compared to $64.1 million, or $1.28 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, adjusted net income was $57.6 million, or $1.23 per share, in the current year quarter compared to $67.5 million, or $1.35 per share, in the prior year quarter. For a reconciliation of net income to adjusted net income (a non-GAAP measure), and earnings per share to adjusted earnings per share (a non-GAAP measure), see the attached table.
Adjusted EBITDA for the second quarter was $118.5 million, a 12% decrease from the prior year quarter of $134.2 million. Adjusted EBITDA, excluding unallocated amounts (primarily corporate overhead) of $14.6 million in the current quarter and $14.8 million in the prior year quarter, totaled $133.2 million, decreasing 11% from the prior year of $149.0 million. For a reconciliation of adjusted EBITDA, a non-GAAP measure, to income before taxes, and the definition of adjusted EBITDA, see the attached table.

“I am pleased to report that the performance of both of our segments for the first half was in-line with our expectations,” said Ronald J. Kramer, Chairman and CEO of Griffon. “Home and Building Products (“HBP”) maintained a strong 30% EBITDA margin, driven by steady residential performance and favorable mix. Consumer and Professional Products (“CPP”) continued to deliver improving EBITDA margin year-over-year, driven by the transition of our U.S. operations to an asset-light business model and solid performance from our team in Australia.”

“Given our year-to-date performance, we are maintaining our financial guidance for the year, despite the uncertain economic operating conditions,” continued Mr. Kramer. “We expect HBP, which is largely unaffected by tariffs, to generate approximately 85% of our segment EBITDA for the year. We anticipate CPP will be able to mitigate the impact of the current tariff policy and other headwinds through supplier negotiations, cost management, leveraging existing inventory and when necessary, by taking price actions, as we continue our process of leveraging our global supply chain.”

Segment Operating Results

Home and Building Products ("HBP")

HBP's second quarter revenue of $368.2 million decreased 6% from the prior year quarter due to decreased volume of 7% primarily reflecting residential sales activity returning to normal seasonality, partially offset by favorable product mix of 1%.

Adjusted EBITDA of $109.4 million decreased 15% from $128.9 million in the prior year quarter. The variance to the prior year resulted from decreased revenue noted above and the related volume impact on overhead absorption, and increased labor and distribution costs, partially offset by reduced material costs.

Consumer and Professional Products ("CPP")

CPP's second quarter revenue of $243.5 million decreased 13% compared to the prior year quarter, primarily driven by decreased volume of 13% due to reduced consumer demand in North America and the United Kingdom ("UK"), partially offset by increased organic volume in Australia. The Pope acquisition contributed 2%. Foreign currency had a 2% unfavorable impact on the current quarter revenue.

Adjusted EBITDA of $23.7 million increased 18% from $20.1 million in the prior year quarter, primarily due to the benefits from the global sourcing expansion initiative and increased volume and improved margin in Australia, partially offset by the unfavorable impact of the reduced North American and UK volume. Foreign currency had a 1% unfavorable impact on the current quarter adjusted EBITDA.

Taxes

The Company reported pretax income from operations for the quarters ended March 31, 2025 and 2024, and recognized effective tax rates of 27.8% and 27.6%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended March 31, 2025 and 2024 were 27.7% and 27.9%, respectively.

Balance Sheet and Capital Expenditures
As of March 31, 2025, the Company had cash and equivalents of $127.8 million and total debt outstanding of $1.54 billion, resulting in net debt of $1.41 billion. Leverage, as calculated in accordance with our credit agreement (see the attached table), was 2.6x net debt to EBITDA compared to 2.8x at March 31, 2024 and 2.6x at September 30, 2024. At March 31, 2025, borrowing availability under the revolving credit facility was $364.5 million, subject to certain loan covenants. Free cash flow of $145.8 million for the six month period ended March 31, 2025 reflects the Company's strong operating results through the first half. Capital expenditures, net, were $13.4 million for the quarter ended March 31, 2025. For a reconciliation of free cash flow, a non-GAAP measure, to net cash provided by operating activities, and the definition of free cash flow, see the attached table.

Share Repurchases

Share repurchases during the quarter ended March 31, 2025 totaled 0.4 million shares for a total of $30.5 million, or an average of $72.64 per share. Since April 2023 and through March 31, 2025, the Company purchased 9.9 million shares of common stock or 17.4% of the outstanding shares, for a total of $498.1 million or an average of $50.09 per share. As of March 31, 2025, $359.8 million remained under the Board authorized share repurchase program.

Conference Call Information

The Company will hold a conference call today, May 8, 2025, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13752648. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, May 8, 2025 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13752648. The replay will be available through Thursday, May 22, 2025 at 11:59 PM ET.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements,” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” "achieves", “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including the expanded CPP global outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics, such as COVID-19, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. As long-term investors, we intend to continue to grow and strengthen our existing businesses, and to diversify further through investments in our businesses and acquisitions.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact            Investor Relations Contact
Brian G. Harris                Tom Cook
EVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8250
IR@griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, which are defined as income before taxes, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following tables provide operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income before taxes:

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2025	2024	2025	2024

Home and Building Products	$368,248	$392,062	$763,649	$787,853
Consumer and Professional Products	243,498	280,818	480,468	528,180
Total revenue	$611,746	$672,880	$1,244,117	$1,316,033

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(in thousands)	2025	2024	2025	2024
ADJUSTED EBITDA

Home and Building Products	$109,434	$128,924	$236,476	$253,643
Consumer and Professional Products	23,726	20,121	41,918	25,660
Segment adjusted EBITDA	133,160	149,045	278,394	279,303
Unallocated amounts, excluding depreciation*	(14,635)	(14,814)	(28,677)	(28,721)
Adjusted EBITDA	118,525	134,231	249,717	250,582
Net interest expense	(23,222)	(25,512)	(47,703)	(50,387)
Depreciation and amortization	(15,650)	(15,080)	(31,264)	(29,903)
Restructuring charges	—	(2,401)	—	(14,801)
Gain on sale of real estate	183	11	8,157	558
Strategic review - retention and other	(1,199)	(2,676)	(2,850)	(7,334)
Income before taxes	$78,637	$88,573	$176,057	$148,715
* Primarily Corporate Overhead

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
DEPRECIATION and AMORTIZATION	2025	2024	2025	2024
Segment:
Home and Building Products	$4,334	$3,772	$8,609	$7,405
Consumer and Professional Products	11,178	11,171	22,396	22,228
Total segment depreciation and amortization	15,512	14,943	31,005	29,633
Corporate	138	137	259	270
Total consolidated depreciation and amortization	$15,650	$15,080	$31,264	$29,903

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it demonstrates the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends. FCF is defined as net cash provided by operating activities less capital expenditures, net of proceeds.

The following table provides a reconciliation of net cash provided by operating activities to FCF:

	For the Six Months Ended March 31,
(in thousands)	2025	2024
Net cash provided by operating activities	$159,425	$185,860
Acquisition of property, plant and equipment	(31,174)	(33,289)
Proceeds from the sale of property, plant and equipment	17,575	1,272
FCF	$145,826	$153,843

Net debt to EBITDA (Leverage ratio), a non-GAAP measure, is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Company has defined its net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of trailing twelve-month (“TTM”) adjusted EBITDA (as defined above) and TTM stock-based compensation expense. The following table provides a calculation of our net debt to EBITDA leverage ratio as calculated per our credit agreement:

(in thousands)	March 31, 2025	September 30, 2024	March 31, 2024
Cash and equivalents	$127,821	$114,438	$123,030
Notes payable and current portion of long-term debt	$8,133	$8,155	$8,152
Long-term debt, net of current maturities	1,528,838	1,515,897	1,577,208
Debt discount/premium and issuance costs	13,628	15,633	18,194
Total gross debt	1,550,599	1,539,685	1,603,554
Debt, net of cash and equivalents	$1,422,778	$1,425,247	$1,480,524

TTM adjusted EBITDA (1)	$512,737	$513,602	$510,478
Special dividend ESOP Charges	—	—	(15,494)
TTM Stock and ESOP-based compensation	26,057	26,838	40,451
TTM adjusted EBITDA	$538,794	$540,440	$535,435

Leverage ratio	2.6x	2.6x	2.8x

1. Griffon defines adjusted EBITDA as operating results before interest income and expense, income taxes, depreciation and amortization, restructuring charges, debt extinguishment, net and acquisition related expenses, as well as other items that may affect comparability, as applicable.

The following tables provide a reconciliation of gross profit and selling, general and administrative expenses for items that affect comparability for the three and six months ended March 31, 2025, and 2024:

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2025	2024	2025	2024
Gross profit, as reported	$252,211	$270,665	$516,487	$507,306
% of revenue	41.2%	40.2%	41.5%	38.5%
Adjusting items:
Restructuring charges(1)	—	1,334	—	12,980
Gross profit, as adjusted	$252,211	$271,999	$516,487	$520,286
% of revenue	41.2%	40.4%	41.5%	39.5%
(1) For the quarter and six months ended March 31, 2024, restructuring charges relate to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2025	2024	2025	2024
Selling, general and administrative expenses, as reported	$151,047	$157,217	$303,228	$310,020
% of revenue	24.7%	23.4%	24.4%	23.6%
Adjusting items:
Restructuring charges(1)	—	(1,067)	—	(1,821)
Strategic review - retention and other	(1,199)	(2,676)	(2,850)	(7,334)
Selling, general and administrative expenses, as adjusted	$149,848	$153,474	$300,378	$300,865
% of revenue	24.5%	22.8%	24.1%	22.9%

(1) For the quarter and six months ended March 31, 2024, restructuring charges relate to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Revenue	$611,746	$672,880	$1,244,117	$1,316,033
Cost of goods and services	359,535	402,215	727,630	808,727
Gross profit	252,211	270,665	516,487	507,306

Selling, general and administrative expenses	151,047	157,217	303,228	310,020
Income from operations	101,164	113,448	213,259	197,286

Other income (expense)
Interest expense	(23,930)	(26,149)	(48,817)	(51,448)
Interest income	708	637	1,114	1,061
Gain on sale of real estate	183	11	8,157	558
Other, net	512	626	2,344	1,258
Total other expense, net	(22,527)	(24,875)	(37,202)	(48,571)

Income before taxes	78,637	88,573	176,057	148,715
Provision for income taxes	21,875	24,430	48,444	42,395
Net income	$56,762	$64,143	$127,613	$106,320

Basic earnings per common share	$1.24	$1.34	$2.80	$2.20

Basic weighted-average shares outstanding	45,658	47,946	45,598	48,365

Diluted earnings per common share	$1.21	$1.28	$2.70	$2.10

Diluted weighted-average shares outstanding	46,900	49,931	47,226	50,714

Dividends paid per common share	$0.18	$0.15	$0.36	$0.30

Net income	$56,762	$64,143	$127,613	$106,320
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	2,970	(7,199)	(17,048)	3,039
Pension and other post retirement plans	541	531	596	1,063
Change in cash flow hedges	(1,094)	1,772	1,170	1,477
Total other comprehensive income (loss), net of taxes	2,417	(4,896)	(15,282)	5,579
Comprehensive income, net	$59,179	$59,247	$112,331	$111,899

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2025	September 30, 2024
CURRENT ASSETS
Cash and equivalents	$127,821	$114,438
Accounts receivable, net of allowances of $11,155 and $10,986	301,481	312,765
Inventories	431,335	425,489
Prepaid and other current assets	53,263	61,604
Assets held for sale	5,450	14,532
Assets of discontinued operations	1,145	648
Total Current Assets	920,495	929,476
PROPERTY, PLANT AND EQUIPMENT, net	291,753	288,297
OPERATING LEASE RIGHT-OF-USE ASSETS	163,572	171,211
GOODWILL	329,529	329,393
INTANGIBLE ASSETS, net	604,440	618,782
OTHER ASSETS	29,712	30,378
ASSETS OF DISCONTINUED OPERATIONS	4,440	3,417
Total Assets	$2,343,941	$2,370,954

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,133	$8,155
Accounts payable	140,566	119,354
Accrued liabilities	144,784	181,918
Current portion of operating lease liabilities	32,445	35,065
Liabilities of discontinued operations	4,905	4,498
Total Current Liabilities	330,833	348,990
LONG-TERM DEBT, net	1,528,838	1,515,897
LONG-TERM OPERATING LEASE LIABILITIES	142,570	147,369
OTHER LIABILITIES	122,726	130,540
LIABILITIES OF DISCONTINUED OPERATIONS	4,232	3,270
Total Liabilities	2,129,199	2,146,066
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	214,742	224,888
Total Liabilities and Shareholders’ Equity	$2,343,941	$2,370,954

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$127,613	$106,320
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,264	29,903
Stock-based compensation	11,893	12,674
Asset impairment charges - restructuring	—	8,482
Provision for losses on accounts receivable	499	904
Amortization of debt discounts and issuance costs	2,070	2,113
Gain on sale of assets and investments	(27)	(517)
Gain on sale of real estate	(8,157)	(558)
Change in assets and liabilities:
(Increase) decrease in accounts receivable	5,225	(33,503)
(Increase) decrease in inventories	(11,928)	56,250
(Increase) decrease in prepaid and other assets	3,136	(5,766)
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(1,592)	7,979
Other changes, net	(571)	1,579
Net cash provided by operating activities	159,425	185,860
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(31,174)	(33,289)
Proceeds from the sale of property, plant and equipment	17,575	1,272
Net cash used in investing activities	(13,599)	(32,017)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(23,441)	(21,676)
Purchase of shares for treasury	(121,453)	(222,421)
Proceeds from long-term debt	63,000	179,500
Payments of long-term debt	(52,079)	(67,184)
Other, net	(27)	(262)
Net cash used in financing activities	(134,000)	(132,043)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(289)	(3,273)
Net cash provided by investing activities	137	—
Net cash used in discontinued operations	(152)	(3,273)
Effect of exchange rate changes on cash and equivalents	1,709	1,614
NET INCREASE IN CASH AND EQUIVALENTS	13,383	20,141
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	114,438	102,889
CASH AND EQUIVALENTS AT END OF PERIOD	$127,821	$123,030
Supplemental Disclosure of Non-Cash Flow Information:
Capital expenditures in accounts payable	$1,934	$2,931

Griffon evaluates performance based on adjusted net income and the related adjusted earnings per share, which excludes restructuring charges, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following table provides a reconciliation of net income to adjusted net income and earnings per common share to adjusted earnings per common share:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2025	2024	2025	2024
(in thousands, except per share data)	(Unaudited)		(Unaudited)

Net income	$56,762	$64,143	$127,613	$106,320

Adjusting items:
Restructuring charges(1)	—	2,401	—	14,801
Gain on sale of real estate	(183)	(11)	(8,157)	(558)
Strategic review - retention and other	1,199	2,676	2,850	7,334
Tax impact of above items(2)	(254)	(1,309)	1,341	(5,513)
Discrete and certain other tax (benefits) provisions, net(3)	75	(390)	(175)	393

Adjusted net income	$57,599	$67,510	$123,472	$122,777

Earnings per common share	$1.21	$1.28	$2.70	$2.10

Adjusting items, net of tax:
Restructuring charges(1)	—	0.04	—	0.22
Gain on sale of real estate	—	—	(0.13)	(0.01)
Strategic review - retention and other	0.02	0.04	0.04	0.11
Discrete and certain other tax (benefits) provisions, net(3)	—	(0.01)	—	0.01

Adjusted earnings per common share	$1.23	$1.35	$2.61	$2.42

Diluted weighted-average shares outstanding	46,900	49,931	47,226	50,714
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the three and six months ended March 31, 2024, restructuring charges relate to the CPP global sourcing expansion, of which $1.3 million and $13.0 million, respectively, are included in Cost of goods and services and $1.1 million and $1.8 million, respectively, are included in SG&A in the Company's Condensed Consolidated Statements of Operations.

(2) The tax impact for the above reconciling adjustments from GAAP to non-GAAP net income and EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) Discrete and certain other tax provisions (benefits) primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.